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Exhibit 3.01

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

Article I
NAME

        1.1    Name.    The name of the Corporation is KMG America Corporation (the "Corporation").

        1.2    Registered Agent and Registered Office.    The address of the registered office of the Corporation, which is located in the City of Richmond, Virginia, is 951 East Byrd Street, Richmond, Virginia 23219. The registered agent of the Corporation is Daniel M. LeBey, whose business office is identical with the initial registered office and who is a resident of Virginia and a member of the Virginia State Bar.

Article II
PURPOSE

        2.1    Purpose.    The purpose for which the Corporation is organized is to transact any lawful business not required to be specifically stated in these Articles of Incorporation for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time.

Article III
AUTHORIZED STOCK

        3.1    Number and Designation.    The Corporation shall have authority to issue 75,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), and 25,000,000 shares of preferred stock, no par value ("Preferred Stock," and together with the Common Stock, "Capital Stock").

        3.2    Preemptive Rights.    No holder of outstanding shares of Capital Stock shall have any preemptive right with respect to, or to subscribe for or purchase: (i) any shares of any class of the Corporation, whether now or hereafter authorized, including without limitation shares issued for cash, property or services or as a dividend or otherwise; (ii) any warrants, rights or options to purchase any such shares; or (iii) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

Article IV
PREFERRED STOCK

        4.1    Preferred Stock.    Authority is expressly vested in the Board of Directors to divide the Preferred Stock into series and, within the following limitations, to fix and determine the relative rights and preferences of the shares of any series so established and to provide for the issuance thereof. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All shares of the Preferred Stock shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

          (a)   the rate of dividend, the time of payment and the dates from which dividends shall be cumulative, and the extent of participation rights, if any;

          (b)   any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action;

          (c)   the price at and the terms and conditions on which shares may be redeemed;

          (d)   the amount payable upon shares in the event of involuntary liquidation;

          (e)   the amount payable upon shares in the event of voluntary liquidation;

          (f)    sinking fund provisions for the redemption or purchase of shares; and

          (g)   the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.

        Prior to the issuance of any shares of a series of Preferred Stock, the Board of Directors shall have established such series by adopting a resolution setting forth the designation and number of shares of the series and the relative rights and preferences thereof to the extent permitted by the provisions hereof, and the Corporation shall have filed in the office of the State Corporation Commission of Virginia articles of serial designation as required by law and the Commission shall have issued a certificate of serial designation.

        The Board of Directors shall establish, by adopting a resolution, whether each series of Preferred Stock shall be preferred or subordinated to, or rank on parity with, other series of Preferred Stock as to dividends and assets according to the respective dividend rates and amounts distributable upon any voluntary or involuntary liquidation of the Corporation fixed for each such series; but all shares of the Preferred Stock shall be preferred over the Common Stock as to both dividends and amounts distributable upon any voluntary or involuntary liquidation of the Corporation. All shares of any one series shall be identical.

Article V
COMMON STOCK

        5.1    Respective Rights and Privileges.    Except as otherwise required by applicable law, all shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges and shall rank equally, share ratably, and be identical in all respects as to all matters.

        5.2    Voting Rights.    Except as otherwise provided in the certificate of serial designation for a particular series of Preferred Stock or as otherwise required by law, the holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation's shareholders.

        5.3    Dividends and Assets.    Subject to the provisions of certificates of serial designation for series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends if, when and as declared by the Board of Directors out of funds legally available therefor and to the net assets remaining after payment of all liabilities upon voluntary or involuntary liquidation of the Corporation.

Article VI
BOARD OF DIRECTORS

        6.1    Number, Election and Term of Directors.    The number of directors shall be fixed by the Bylaws or, in the absence of a Bylaw fixing the number, the number shall be seven (7). The Board of Directors shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible. Directors of the first class (Class I) shall be elected to hold office for a term expiring at the 2005 annual meeting of stockholders; directors of the second class (Class II) shall be elected to hold office for a term expiring at the 2006 annual meeting of stockholders; and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 2007 annual meeting of stockholders. At each annual meeting of stockholders beginning 2005, the successors to the class of directors whose term shall then expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of stockholders. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible. A decrease in the number of directors shall not shorten the term of any incumbent director.

        6.2    Removal of Directors.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed, with or without cause, only by the affirmative vote of the holders of more than two-thirds of the outstanding shares of Common Stock.

        6.3    Vacancies.    A vacancy on the Board of Directors, including a vacancy resulting from death, resignation, disqualification or removal or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors and may, in the case of a resignation that will become effective at a specified later date, be filled before the vacancy occurs but the new director may not take office until the vacancy occurs. A director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the next annual meeting of shareholders or until his successor is elected and qualified.

Article VII
LIMIT ON LIABILITY AND INDEMNIFICATION

        7.1    Definitions.    For purposes of this Article VII the following definitions shall apply:

          (a)   "applicant" means the person seeking indemnification pursuant to this Article VII;

          (b)   "Corporation" means this corporation and any predecessor entity;

          (c)   "expenses" includes counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

          (d)   "liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding;

          (e)   "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding;

          (f)    "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

        7.2    Limit on Liability.    In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence, or course of conduct, whether prior or subsequent to the effective date of this Article VII, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

        7.3    Indemnification.    The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (ii) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner, member or officer of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan, or other enterprise, against any liability incurred by him in connection with such proceeding if, with respect to clause (i) and (ii), he believed his conduct in question was in the best interests of the Corporation and he was acting on behalf of the Corporation or performing services for the Corporation unless he engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

        7.4    Application; Amendment.    The provisions of this Article VII shall be applicable to all proceedings commenced after the adoption hereof by the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article VII shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article VII and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any such indemnified person in connection with such actions and determinations or proceedings of any kind arising therefrom.

        7.5    No Presumption.    The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section 7.2 or 7.3 of this Article VII.

        7.6    Indemnification Determination.    Any indemnification under 7.3 of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.3.

        The determination shall be made:

          (a)   By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

          (b)   If a quorum cannot be obtained under subsection (a) of this Section 7.6, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

          (c)   By special legal counsel:

              (i)  Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this Section 7.6; or

             (ii)  If a quorum of the Board of Directors cannot be obtained under subsection (a) of this Section 7.6 and a committee cannot be designated under subsection (b) of this Section 7.6, selected by majority vote of the full Board of Directors, in which selection directors who are parties may participate; or

          (d)   By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

        Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) of this Section 7.6 to select counsel.

        Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article VII shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel, the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

        7.7    Expense Reimbursement.

          (a)   The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section 7.6 of this Article VII if a determination is made by those entitled to make a determination under Section 7.6 hereof that the facts then known to them would not preclude indemnification and the applicant furnishes the Corporation:

              (i)  a written statement of his good faith belief that he has met the standard of conduct described in Section 7.3 of this Article VII; and

             (ii)  a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct; provided, however, that this Section 7.7 shall apply only if the action was initiated by a third party who is not a shareholder of the Company or if the action was initiated by a shareholder and such advance is approved by a court of competent jurisdiction.

          (b)   The undertaking required by paragraph (ii) of subsection (a) of this Section 7.7 shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

          (c)   Authorizations of payments under this Section 7.7 shall be made by the persons specified in Section 7.6 of this Article VII.

        7.8    Indemnification of Others.    The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in Section 7.2 or 7.3 of this Article VII who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 7.3 of this Article VII. The provisions of Sections 7.4 through 7.7 of this Article VII shall be applicable to any indemnification provided pursuant to this Section 7.8.

        7.9    Insurance.    The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article VII and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article VII.

        7.10    Miscellaneous.    Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article VII on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article VII. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means)

approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws, or arrangements); provided, however, that any provision of such agreements, bylaws, or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article VII or applicable laws of the Commonwealth of Virginia.

        7.11    Severability.    Each provision of this Article VII shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

Article VIII
CERTAIN VOTING MATTERS

        8.1    Certain Voting Matters.    As to each voting group entitled to vote on an amendment or restatement of these Articles of Incorporation the vote required for approval shall be: (i) the vote required by the terms of these Articles of Incorporation, as amended or as restated from time to time; or (ii) if clause (i) of this Section 8.1 of this Article VIII is not applicable, more than two-thirds of the votes entitled to be cast thereon.

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  Exhibit 3.01